Exhibit 99.1

PRESS RELEASE

For Immediate Release:  July 1, 2004

Contact:

Ronnie Lyon, VP/General Counsel
Phone:	903-813-0377
rlyon1@airmail.net

Cap Rock Energy Corporation Announces New Procedural Schedule In Rate Proceeding

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX: RKE) announced the procedural schedule for the rate case it filed with the Public Utility Commission of Texas (PUCT) has been amended.  The final hearing, which was originally scheduled for July 6, 2004, has been rescheduled for October 2004.  The PUCT was originally expected to issue a final order by the end of 2004.  The Company anticipates that the PUCT will issue a final order by the end of the first quarter of 2005.

The Company agreed to a revised procedural schedule, which included a delayed hearing date, to allow all parties more time to prepare for the hearing.  “We believe this revised schedule will allow us additional time to respond to the massive number of discovery requests we have received from opposing intervenors. It will also enable us to gather additional information which the PUCT staff can use to more accurately evaluate our filing,”  stated Ronnie Lyon, Vice-President and General Counsel for the Company.

Cap Rock Energy supplies electricity to over 34,000 meters in counties throughout Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste.  It also manages a municipal electric system for the City of Farmersville.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward looking statements involve risks and uncertainties. Actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.